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                                                                       Exhibit 8

                          [Sidley & Austin Letterhead]


                                April 13, 1994


Lake Shore Bancorp., Inc.
605 North Michigan Avenue
Chicago, IL  60611

Ladies and Gentlemen:

     We are special counsel to Lake Shore Bancorp., Inc., a Delaware corporation ("Lake Shore"). We have been requested by Lake Shore to render this opinion in connection with a proposed transaction (the "Merger") in which Lake Shore will be merged into First Chicago Corporation, a Delaware corporation ("First Chicago").

     Lake Shore has entered into an Amended and Restated Agreement and Plan of Merger (the "Agreement"), effective as of November 21, 1993, pursuant to which Lake Shore will be merged into First Chicago with First Chicago surviving the Merger. We understand that First Chicago intends to consolidate the business of Lake Shore's two active banking subsidiaries, Lake Shore National Bank ("LSNB") and Bank of Hinsdale ("BOH") into The First National Bank of Chicago ("FNBC"), First Chicago's principal banking subsidiary, and American National Bank and Trust Company of Chicago ("ANB"), another banking subsidiary of First Chicago. More specifically, on the day after the Effective Time, or as soon as possible thereafter, First Chicago intends to cause LSNB and BOH to be merged into FNBC. On the same date, or as soon as possible thereafter, First Chicago intends to transfer a significant portion of the financial assets and liabilities of LSNB and certain financial assets and liabilities of BOH to ANB. The Merger and the Agreement are more fully described in the Registration Statement on Form S-4 (File No. 33-52259), as amended by Amendments No. 1 and No. 2 (as amended, the "Registration Statement"), filed by First Chicago with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the prospectus/proxy statement included in the Registration Statement. Defined terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.
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Lake Shore Bancorp, Inc.
April 13, 1994
Page 2

          Based upon our review of the Registration Statement, the Agreement and such other documents as we have deemed necessary and upon representations made to us by Lake Shore and First Chicago, and assuming we receive evidence satisfactory to us from the Major Stockholders that they have no plan or intention to (i) sell, exchange or otherwise dispose of a significant portion of the First Chicago Common Stock they are to receive pursuant to the Merger or
(ii) enter into any transaction whereby the equity risk with respect to a significant portion of such stock is effectively transferred to another party, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Registration Statement, under the Federal income tax law in effect on the date hereof:

         (i) the Merger of Lake Shore into First Chicago will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Lake Shore and First Chicago each will be a party to that reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by Lake Shore as a result of the Merger;

         (iii) no gain or loss will be recognized by Lake Shore Stockholders upon the conversion of their Lake Shore Common Stock into shares of First Chicago Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of First Chicago Common Stock;

         (iv) the aggregate tax basis of the shares of First Chicago Common Stock received by a Lake Shore Stockholder in exchange for shares of Lake Shore Common Stock pursuant to the Merger will be the same as such holder's aggregate tax basis of such shares of Lake Shore Common Stock, decreased by the amount of any tax basis allocable to the fractional share interest for which cash is received; and

         (v) the holding period of the shares of First Chicago Common Stock received in exchange for shares of Lake Shore Common Stock pursuant to the Merger will include the period that such shares of Lake Shore Common Stock were held by the holder, provided such shares of Lake Shore Common Stock were held as capital assets by the holder on the Closing Date.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      /s/ Sidley & Austin